UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 3, 2011

Limoneira Company
(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

1141 Cummings Road
Santa Paula, CA 93060
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (805) 525-5541

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8	Other Events

Item 8.01	Other Events.

On February 3, 2011, Limoneira Company (the “Company”) closed the exercise of the purchase option contained in its lease of the Rancho Refugio/Caldwell Ranch, which allowed the Company to acquire the property for a purchase price of approximately $6.5 million.  Concurrently with the close of its purchase option, the Company sold the property for $10 million to Rancho Guacamole LLC, a California limited liability company.  The Company estimates the gain on the $10,000,000 property sale will be approximately $1.3 million, net of the $6.5 million purchase price, $1.5 million remaining capitalized in leasehold improvements previously incurred on the property and $700,000 of estimated selling costs.  The net cash realized from the transaction will be approximately $2.8 million.

The Company has entered into a lemon packing, marketing and sales agreement with the purchaser, for which it will earn fees for packing, marketing and sales of lemons produced on the property and another contiguous property owned by the purchaser.  The sale of the property will result in a reduction in lemon and avocado production and related agriculture revenues, agriculture costs and expenses and operating income of approximately $1.3 million, $1 million and $300,000, respectively.  The reduction in agriculture revenues and operating income as a result of the sale of the Ranch Refugio/Caldwell Ranch will be partially off-set by fees from the lemon packing, marketing and sales agreement with the purchaser.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Limoneira Company Press Release dated February 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2011	LIMONEIRA COMPANY

	By:	/s/ Harold S. Edwards
Harold S. Edwards
President and Chief Executive Officer